Exhibit 99.1
FOR IMMEDIATE RELEASE

PR Contact:	Investor Contact:
Prasad Kallur	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Provides Preliminary Update for First Quarter 2007
and Schedules Earnings Conference Call
Plano, Texas — April 11, 2007 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today announced that it expects to report revenues of approximately $5.0 million to $5.1 million and a net loss of approximately $1.7 million to $2.2 million for the first quarter of 2007. These results are based on preliminary information and remain subject to the completion of the Company’s accounting close process and review by the Audit Committee of the Board of Directors. The Company is scheduled to announce its first quarter 2007 financial results on Thursday, April 26, 2007, after market close.
“We are extremely disappointed at the significant revenue shortfall for the quarter”, said Gregory B. Kalush, CEO and President of Interphase. “The slowdown in telecommunications spending associated with the ongoing merger activity at our top customer accounts resulted in a more significant reduction in revenue than we expected. We had expected results to be “lumpy” as our customers’ transition through these mergers, and we are hopeful that this fall off in demand is only a temporary phenomenon. It is very difficult to determine when we will return to our trajectory of revenue growth and profitability, but we remain very optimistic about the longer term growth prospects of Interphase. During the quarter we have continued to accelerate our design win activity which we expect to enable us to further diversify our customer base and drive revenue growth and profitability in the future.”
The Company has not historically issued preliminary financial results. However, in light of the recent analyst coverage of the Company’s stock and the significant disparity between the first quarter 2007 analyst estimates and the expected financial results, the Company believes that providing preliminary financial results at this time is in the best interest of its shareholders. The Company does not intend to make this a practice and will generally not provide preliminary results in future periods.
A conference call is scheduled for Thursday, April 26, 2007 at 4:30 p.m. CT to discuss the first quarter 2007 financial results. You may listen to the call on a live web-cast available on the Company’s Web site

(www.interphase.com). A limited number of lines are available for the live teleconference. So, please call 1-866-630-4674 in advance of the earnings call to request the dial-in-information for the earnings conference call, if you wish to participate on the call.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications, and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation AdvancedTCA® (ATCA), MicroTCA™ and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase clients include Alcatel-Lucent, Ericsson, Fujitsu Ltd., Hewlett Packard, Motorola Inc., Nokia Siemens Networks, Nortel Networks Ltd. and Samsung. Interphase is a contributor member of the Scope Alliance and the Communications Platform Trade Association (CP-TA). Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Interphase is an Affiliate member of the Intel® Communications Alliance. The Intel Communications Alliance is a member-based program comprised of communications and embedded developers and solution providers. Members are committed to providing a strategic supply of standards-based solutions to the communications and embedded market segments. For more information, please visit: www.intel.com/go/ica.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the Company’s market areas, and that future sales and growth rates for the industry and the Company could be lower than anticipated.
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